CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Debt Securities	$50,000,000	$2,790

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Fee of $2,790 is being entirely offset in reliance upon Rule 457(p) under the Securities Act against remaining registration fees previously paid in an aggregate amount of $11,022 which were carried forward from Registration Statement No. 333-112604, which was initially filed with the Securities and Exchange Commission by the registrant on February 9, 2004 (“Prior Fee Amount”). The basis for the Prior Fee Amount is set forth in Footnote (1) of the Calculation of Registration Fee table on the cover of Registration Statement No. 333-148527. Taking into account the payment of the current registration fee, in addition to fees paid in connection with prior filings under Rule 424 associated with Registration Statement No. 333-148527, the registrant will have $3,219 remaining available for future registration fees. In accordance with Rule 456(b) and 457(r) under the Securities Act, this “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in Registration Statement No. 333-148527.

Pricing Supplement No. 2	Filing under Rule 424(b)(2)
dated July 6, 2009	Registration No. 333-148527
(To prospectus dated January 8, 2008 and prospectus supplement dated March 18, 2009)

$300,000,000

NORTHWEST NATURAL GAS COMPANY

Secured Medium-Term Notes, Series B

(A Series of First Mortgage Bonds)

and

Unsecured Medium-Term Notes, Series B

Due from One Year to 30 Years from Date of Issue

CUSIP No.: 66765R BY1	Stated interest rate: 3.95%

Secured X Unsecured	Maturity date: July 15, 2014

Principal amount: $50,000,000	Settlement date: July 9, 2009

Issue price: 99.999% Net proceeds to Company: $49,749,500	Interest payment dates: January 15 and July 15, commencing January 15, 2010
Repayable at the option of holder: Yes No X Repayment date: Not applicable Repayment price: Not applicable Election period: Not applicable Selling agent: UBS Securities LLC Type of transaction: Agent

Regular record dates: January 1 and July 1

Redeemable: Yes      X        No

In whole

In whole or in part      X

Fixed redemption price: Yes                  No      X

Initial redemption date: Not applicable

Initial redemption price: Not applicable

Reduction percentage: Not applicable

Redemption limitation date: Not applicable

Make-whole redemption price:  Yes    X        No

Make-whole spread: 0.25%

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus or prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.